Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A PREFERRED STOCK

* * * * * * * *

JDS Uniphase Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of JDS Uniphase Corporation (the “Company”), resolutions were duly adopted setting forth the proposed elimination of the Series A Preferred Stock as set forth herein:

NOW, THEREFORE, BE IT RESOLVED, that no shares of the Series A Preferred Stock are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Second Restated Certificate of Incorporation all reference to the Series A Preferred Stock.

FURTHER RESOLVED, that the officers of the Company are hereby authorized to file the Certificate of Elimination with the Delaware Secretary of State.

SECOND: That the Certificate of Designations, Preferences and Rights with respect to the above Series A Preferred Stock was filed in the office of the Secretary of State of Delaware on June 1, 1998. None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Second Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Andrew R. Pollack, its Vice President, General Counsel and Corporate Secretary, this 25th day of August, 2011.

JDS UNIPHASE CORPORATION

/s/	Andrew R. Pollack
By:	Andrew R. Pollack
Title:	Vice President, General Counsel and Corporate Secretary